Exhibit (a)(1)(J)(i)
1998 STOCK PLAN
STOCK OPTION AGREEMENT
OPTION TYPE: NON-QUALIFIED

Name: EMPLOYEE NAME	Grant Date:	Expiration Date:
Address: STREET ADDRESS	Option Price Per Share: $	Aggregate Option
CITY, STATE ZIP		Award: $
	Number of Shares:	ID Number:
1.	Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in this Agreement (the “Optionee”) an option (the “Option”) to purchase the number of Shares, as set forth in this Agreement, at the exercise price per share set forth in the Agreement (the “Option Price Per Share”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15 (c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Agreement as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Non-Qualified Stock Option (“Non-Statutory Stock Option “or “NQ”)

2.	Vesting Schedule. This option may be exercised, in whole or in part, in accordance with the following schedule:
25% of the Shares subject to the Option shall vest twelve months after the Grant Date, and 1/48 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee continuing to be a Service Provider on such dates.
3.	Termination Period. This Option may be exercised for 30 days after the Optionee ceases to be a Service Provider. Upon the death or disability of the Optionee, this Option may be exercised for one year after Optionee ceases to be a Service Provider. Upon a qualified Retirement, the Option will continue to vest for an additional twelve (12) months following the Optionee’s date of retirement. The Optionee will then have thirty (30) days following such 12-month period to exercise the Option. In no event shall this Option be exercised later than the Expiration Date as provided above. Retirement means an Optionee’s ceasing to be Service Provider on or after the date when the sum of (i) the Optionee’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the Optionee has provided services to the Company equals or is greater than seventy-five (75).

4.	Exercise of Option. The option is exercisable during its term in accordance with the Vesting Schedule set out in the Agreement and the applicable provision of the Plan and this Agreement. An option is exercisable by completing transaction through Company’s captive broker assisted transactions via voice response system or Internet secured transaction system.

The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise accompanied by such aggregate Exercise Price. No shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

5.	Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
(a)	Cash; or

(b)	Check; or

(c)	Consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

(d)	Surrender of other shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of the surrender equal to the aggregate Exercise Price of the Exercised Shares.
6.	Withholding Taxes. You are responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares. Refer to the Summary Plan Description for additional general tax consequences relating to the Exercise of the Option. This is intended to be a summary of tax consequences; the Optionee should consult a tax adviser before exercising this Option or disposing of the Shares.

7.	Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company an Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

8.	No Guarantee of Continued Service. By receipt of this Agreement, the Optionee acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired, being granted an option or purchasing shares hereunder). Optionee further acknowledges and agrees that this agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Optionee’s rights or the Company’s right to terminate Optionee’s relationship as a Service Provider at any time, with or without cause.

9.	Agreement. Your receipt of the Option and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

By:	INSERT SIGNATURE

SR. VICE PRESIDENT, HUMAN RESOURCES

Included with this Agreement is the Plan Summary. You may also print the Plan Summary and Plan Document from the Company’s Intranet or request copies by contacting the Stock Plan Manager.

AMKOR TECHNOLOGY, INC.
1998 STOCK PLAN
STOCK OPTION AGREEMENT FOR FRENCH EMPLOYEES
Unless otherwise defined herein, the terms defined in the 1998 Stock Plan and Appendix A of the 1998 Stock Plan shall have the same defined meanings in this Option Agreement.
I. NOTICE OF STOCK OPTION GRANT
     Optionee’s Name:       Employee Name
     You have been granted an option to purchase Common Stock, subject to the terms and conditions of the Plan and this Stock Option Agreement for French Employees, as follows:

Date of Grant	Insert

Exercise Price per Share	Insert

Total Number of Shares Granted	Insert

Total Exercise Price	Insert

Term/Expiration Date:	Insert
     Vesting Schedule:
     This Option may be exercised, in whole or in part, in accordance with the following schedule:
     One Hundred percent (100%) of the Shares subject to this Option shall vest twenty-four (24) months after the Date of Grant, subject to Optionees continuing to be an Employee on such dates.
     Termination Period:
     This Option may be exercised, to the extent vested, for ninety (90) days after Termination of the Optionee’s status as an Employee, for twelve (12) months after the death of the Optionee in the case of a Termination as a result of the death, for twelve (12) months in case of a Termination of the Optionee’s status as an Employee as the result of Disability, or thirty (30) days following the 12-month period after Optionee’s Termination due to Optionee’s Retirement. Except for terminations in the event of

Optionee’s death and in accordance with Applicable Law, the Optionee may not exercise this Option after the Term/Expiration Date as provided above.
II. AGREEMENT
     1. Grant of Option. The Board of the Company hereby grants to the Optionee, an option (the “Option”) to purchase a number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 14 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.
     2. Exercise of Option.
          (a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.
          (b) Method of Exercise. This Option is exercisable by: (i) delivery of a written or electronic exercise notice (the “Exercise Notice”) to the Subsidiary or such other person as the Company may designate, which shall state the election to exercise the Option and the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), (ii) delivery of a subscription or purchase agreement to the Subsidiary, (iii) delivery of the aggregate Exercise Price as to all Exercised Shares to the Subsidiary together with all applicable withholding taxes and social security contribution and (iv) such other representations and agreements as may be required by the Company or the Subsidiary pursuant to the provisions of the Plan. Until issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue to the Optionee (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date issuance of such Shares, except as provided in Section 13(a) of the Plan and Appendix A thereto. This Option shall be deemed to be exercised upon receipt by the Subsidiary of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of all applicable taxes. Unless otherwise provided by the Administrator, Optionee shall be obligated to use a broker of the Company’s choosing (the “Broker”) or to have Shares held pursuant to an escrow arrangement established by the Company, so that the Company may sufficiently track the Shares acquired upon exercise of the Option and the Company shall be given sufficient access to any account Optionee may have with respect to any such Shares so that the Company may correctly provide any required reports to the French taxing authorities as required by Applicable Laws.
          (c) Restriction on Sale. The Shares subject to an Option may not be transferred, assigned or hypothecated in any manner otherwise than by will or by the laws of descent or distribution before the date three (3) years from the Initial Exercise Date, except for any events provided for in Article 91 ter of Annex II to the French tax code; provided, however, that the duration of this restriction on sale will be automatically adjusted to conform with any changes to the holding period required for favorable tax and social security treatment under Applicable Laws to the extent permitted under Applicable Laws.
          No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.
          All Shares shall be and remain in the name of the Optionee and may not be bearer securities within four year period as from the Date of Grant of the Option (as provided in the Notice of Stock Option Grant).
     3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
          (a) cash or check (denominated in U.S. Dollars);
          (b) wire transfer (denominated (in U.S. Dollars);
          (c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.
     4. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
     5. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.
     6. Withholding and Responsibility for Tax Related Items. The Optionee hereby acknowledges and agrees that the ultimate liability for any and all tax, social insurance and payroll tax withholding (“Tax-Related Items”) is and remains, to the extent provided for by law, his or her responsibility and liability and that his or her employer, the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of Shares acquired pursuant to such exercise; and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate his or her liability for Tax-Related Items.

     The Optionee agrees that prior to exercise of the Option or sale of the Share(s) acquired thereunder, he or she shall pay or make adequate arrangements satisfactory to the Company and/or his or her employer, as applicable, to satisfy all withholding obligations of the Company and/or his or her employer. Optionee acknowledges and agrees that the Company may refuse to honor the exercise of the Option and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise or related sale. In this regard, the Optionee authorizes the Company and/or his or her employer(be it through the intermediary of the Broker or otherwise) to withhold all applicable Tax-Related Items legally payable by him or her from his or her wages or other cash compensation paid to him or her by the Company and/or his or her employer, or from proceeds of sale. Alternatively, or in addition, the Optionee agrees and acknowledges that the Company may sell or arrange for the sale of Shares that the Optionee is due to acquire with respect to the Option to meet the minimum withholding obligation for Tax Related Items. Any estimated withholding which is not required in satisfaction of any Tax Related Items will be repaid to the Optionee by the Company or his or her employer, as applicable. Finally, the Optionee agrees that he or she shall pay to the Company or his or her employer, as applicable, any amount of any Tax Related Items that the Company and/or his or her employer may be required to withhold as a result of his or her participation in the Plan or his or her exercise of the Option or sale of Shares acquired thereunder that cannot be satisfied by the means previously described. In the event that the Options under the Plan are subsequently disqualified for purposes of French tax law, the Optionee agrees to submit immediately the amount of any income tax withholding and/or the Optionee’s social security contributions due by means of check, cash or credit transfer. In addition, the Optionee grants the Company or his/her employer the right to require the Broker to withhold sufficient amounts from the sale proceeds to meet the Tax Related Items withholding obligations.
     The Optionee’s employer or the Company may withhold Shares owed to the Optionee at the time of exercise in order to meet the tax and/or social insurance charges that might be due on behalf of the Optionee at the time of sale of the underlying Shares. Upon sale of the underlying Shares, the Optionee authorizes his/her employer or the Company to withhold, or request the Broker to withhold, from the proceeds to be paid to the Optionee the amount necessary to satisfy the Tax Related Items due on behalf of the Optionee at the time of exercise of the Option and/or sale of the Shares acquired thereunder. If such amounts are due and are not withheld, the Optionee shall agree to submit the amount due to the Company, his or her employer or the appropriate tax authorities by check, cash or credit transfer upon request.
     The Optionee also agrees that in the hypothesis he/she breaches any obligation set forth in the Plan, or this Option Agreement, the damages that will be suffered by his/her employer and/or the Company will be no less than the amount of the taxes and social security contributions (employer’s and Employee’s part) applicable to the related Options or Shares acquired thereunder, which minimum amount will therefore be withheld by his/her employer, the Company or the Broker as damages, notwithstanding any further action from his/her employer and or the Company against the Optionee.
     7. Acknowledgements.
          (a) Optionee acknowledges receipt of a copy of the Plan (including Appendix A thereto) and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan (including Appendix A thereto) and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan (including Appendix A thereto) or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.
          (b) The Company (and not Optionee’s employer) is granting the Option. The Company will administer the Plan from outside Optionee’s country of residence and that United States of America law will govern all Options granted under the Plan.
          (c) That benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. The benefits and rights provided under the Plan are not to be considered part of Optionee’ s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. Optionee waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from:
               (i) the loss or diminution in value of such rights under the Plan, or
               (ii) Optionee ceases to have any rights under, or ceases to be entitled to any rights under the Plan as a result of such termination.
          (d) The grant of the Option, and any future grant of Options under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant of an Option by the Company shall be deemed to create any obligation to grant any further Options, whether or not such a reservation is explicitly stated at the time of such a grant. In accordance with the Shareholders’ Authorization, all powers are given to the Administrator, within the limits defined by the Shareholders’ Authorization in particular Section 4(b) of the Plan, to amend the Plan in particular if such amendments are deemed to be necessary pursuant to Applicable Laws or if they are more favorable for the Optionee than the rights granted to said Optionee pursuant to the Plan. The Optionee hereby irrevocably agrees to such amendments
          (e) The Plan shall not be deemed to constitute, and shall not be construed by Optionee to constitute, part of the terms and conditions of employment, and that the Company shall not incur any liability of any kind to Optionee as a result of any change or amendment, or any cancellation, of the Plan at any time.
          (f) Participation in the Plan shall not be deemed to constitute, and shall not be deemed by Optionee to constitute, an employment or labor relationship of any kind with the Company.

          (g) By entering into this Option Agreement, and as a condition of the grant of the Option, Optionee consents to the collection, use, and transfer, in electronic or other form of his or her personal data as described in this subsection by and among, as applicable, its employer, the Company and its Subsidiaries, to the full extent permitted by and in full compliance with Applicable Law for the exclusive purpose of implementing, administering and managing his or her participation in the Plan and in this Option Agreement.
               (i) Optionee understands that his or her employer, the Company and its Subsidiaries, as applicable, hold certain personal information about the Optionee, including Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”).
               (ii) Optionee further understands that his or her employer, the Company and/or its Subsidiaries, as applicable, will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Optionee’s participation in the Plan, and that Optionee’s employer, the Company and/or its Subsidiary, as applicable, may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).
               (iii) Optionee understands that these Data Recipients may be located in Optionee’s country of residence or elsewhere, such as the United States and that the Data Recipients may have different data privacy laws and protections than his or her country. Optionee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Optionee’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on Optionee’s behalf, to a Broker or third party with whom the Shares acquired on exercise may be deposited.
               (iv) Optionee understands that Optionee may, at any time, review the Data, request additional information about the storage and processing of Data, request that any necessary amendments be made to it, or withdraw Optionee’s consent herein in writing by contacting the Human Resources Department of Company or Optionee’s Human Resources Department of its employer. Optionee further understands that withdrawing consent may affect Optionee’s ability to participate in the Plan
          (h) Optionee has received the terms and conditions of this Option Agreement and any other related communications, and Optionee consents to having received these documents in English. Je reconnais expressément par les présentes, que je comprends et parle parfaitement la langue anglaise, que j’ai eu le temps nécessaire pour entièrement lire et parfaitement comprendre le présent contrat ainsi que l’ensemble des documents et annexes s’y afférant et que j’ai eu l’opportunité de m’en entretenir avec les conseils de mon choix. (I represent that I perfectly speak and understand English language, that I had enough time to review and understand this agreement as all the related documents and appendix and that I had the opportunity to obtain advice from the counsels of my choice).
     8. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. The internal substantive laws (but not the choice of law rules) of California shall govern this Agreement.
OPTIONEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY OR THE SUBSIDIARY.

OPTIONEE	AMKOR TECHNOLOGY, INC.

By: INSERT SIGNATURE

Signature

Title: SR. VICE PRESIDENT, HUMAN RESOURCES

Print Name

Date:	Date: INSERT DATE

Address

Address
Please write the following passage prior to your signature: “Lu et approuvé; bon pour accord” (Read and approved. Valid for agreement). Additionally, please initial each page of this Option Agreement.